RiverNorth/DOUBLELINE STRATEGIC OPPORTUNITY FUND, INC.

ARTICLES SUPPLEMENTARY

RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. (the “Corporation”), a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

RECITALS

FIRST:  The Corporation is authorized under Article IV of the charter of the Corporation, as amended (the “Charter”), to issue up to 50,000,000 shares of capital stock, with a par value $0.0001 per share (“Capital Stock”).

SECOND:  Pursuant to Article IV of the Charter, all 50,000,000 such shares of Capital Stock were initially classified as Common Stock, par value $0.0001 per share (the “Common Stock”).

THIRD: The Board of Directors of the Corporation (the “Board of Directors”, which term as used herein shall include any duly authorized committee of the Board of Directors) has previously reclassified 4,930,000 shares of Common Stock as Perpetual Preferred Stock, par value $0.0001 per share (the “Perpetual Preferred Stock”), such that prior to the date of these Articles Supplementary the Corporation has the authority to issue 45,070,000 shares of Common Stock and 4,930,000 shares of Perpetual Preferred Stock. Pursuant to Articles Supplementary previously filed with the SDAT, the Board of Directors has designated 2,530,000 shares of Perpetual Preferred Stock as the 4.375% Series A Perpetual Preferred Shares and 2,400,000 shares of Perpetual Preferred Stock as the 4.75% Series B Perpetual Preferred Shares.

FOURTH:  Pursuant to resolutions duly adopted at a meeting, the Board of Directors has renamed its one class of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), as follows:

Current Name:      Perpetual Preferred Stock      New Name:       Preferred Stock

Prior to the date of these Articles Supplementary, the Corporation had authorized and designated two series of Preferred Stock, namely the 4.375% Series A Perpetual Preferred Shares and the 4.75% Series B Perpetual Preferred Shares.

FIFTH: Pursuant to the authority expressly vested in the Board of Directors by Article IV of the Charter and Section 2-208 of the Maryland General Corporation Law, the Board of Directors has, by resolutions duly adopted on October 21, 2024 reclassified from unissued Common Stock and authorized the issuance of an additional 5,743,500 shares of Preferred Stock (the “Additional Preferred Shares”), having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions set forth in the Charter.

SIXTH:  The Additional Preferred Shares have been classified by the Board of Directors under authority contained in the Charter as being part of the existing class of Preferred Stock. After giving effect to the classification of the Additional Preferred Shares set forth herein, the total number of shares of Common Stock that the Corporation has authority to issue is 39,326,500. After giving effect to the classification of the Additional Preferred Shares set forth herein, the total number of shares of Preferred Stock that the Corporation has authority to issue is 10,673,500, all of which are part of the single class of Preferred Stock.

SEVENTH: Appendix C attached to these Articles Supplementary establishes a new Series of Preferred Stock of the Corporation designated as the “Series C Term Preferred Shares” and sets forth the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, of the Series C Term Preferred Shares.

EIGHTH: The Series C Term Preferred Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

NINTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

TENTH: These Articles Supplementary shall be effective upon the acceptance of these Articles Supplementary for record by the SDAT.

ELEVENTH: The undersigned Chairman and President acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Signature Page Begins on the Following Page]

In Witness Whereof, these Articles Supplementary are executed on behalf of the Corporation by its Chairman and President and attested to on this 29th day of October, 2024.

ATTEST:		RIVERNORTH/DOUBLELINE STRATEGIC OPPORTUNITY FUND, INC.

	/s/ Marcus L. Collins		/s/ Patrick W. Galley
Name:	Marcus L. Collins	Name:	Patrick W. Galley
Title:	Secretary	Title:	Chairman and President

[Signature Page to the Articles Supplementary]

APPENDIX C

RiverNorth/DOUBLELINE STRATEGIC OPPORTUNITY FUND, INC.

6.00% SERIES C TERM Preferred Shares

This Appendix establishes a Series of Preferred Shares of RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. Except as set forth below, this Appendix incorporates by reference the terms set forth with respect to all Series of such Preferred Shares in those “Articles Supplementary Establishing and Fixing the Rights and Preferences of Perpetual Preferred Shares” dated October 19, 2020 (the “PP Articles Supplementary”), and except as set forth below, these Articles Supplementary incorporate by reference the terms set forth with respect to all Series of such Preferred Shares in the PP Articles Supplementary. This Appendix has been adopted by resolution of the Board of Directors of RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. Capitalized terms used herein but not defined herein have the respective meanings set forth in the PP Articles Supplementary.

Section 1.  Designation as to Series.

Term Preferred Shares, 6.00% Series C Term Preferred Shares: A series of 5,743,500 shares of Capital Stock classified as Preferred Shares is hereby designated as the “Series C Term Preferred Shares.” Each share of such Series shall have such preferences, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law and those that are expressly set forth in the Charter and the PP Articles Supplementary (except as the PP Articles Supplementary may be expressly modified by this Appendix), as are set forth in this Appendix C. The Series C Term Preferred Shares shall constitute a separate series of Capital Stock and of the Preferred Shares and each Series C Term Preferred Share shall be identical. The following terms and conditions shall apply solely to the Series C Term Preferred Shares:

Section 2.  Number of Authorized Shares of Series.

The number of authorized shares is 5,743,500.

Section 3.  Date of Original Issue with respect to Series.

The Date of Original Issue shall be the date upon which any such shares of Series C Term Preferred Shares are initially issued from time to time by the Corporation.

Section 4.  Fixed Dividend Rate Applicable to Series.

The Fixed Dividend Rate is 6.00%.

Section 5.  Liquidation Preference Applicable to Series.

The Liquidation Preference is $10.00 per share.

Section 6.  Term Redemption Date Applicable to Series.

The Term Redemption Date is December 1, 2027.

Section 7.  Dividend Payment Dates Applicable to Series.

The Dividend Payment Dates are February 15, May 15, August 15, and November 15 of each year (each a “Dividend Payment Date”), commencing on February 15, 2025, or, if any such day is not a Business Day, the next Business Day.

Section 8.  Non-Call Period Applicable to Series.

Not applicable.

Section 9.  Exceptions to Certain Definitions Applicable to the Series.

The following definitions contained under the heading “Definitions” in the PP Articles Supplementary are hereby amended as follows:

All references to Perpetual Preferred Shares in the PP Articles Supplementary shall include the Series C Term Preferred Shares.

“Redemption Price” shall mean the Term Redemption Price or the Optional Redemption Price, as applicable.

Section 10.  Additional Definitions Applicable to the Series.

The following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Dividend Period” means, with respect to each Series C Term Preferred Share, in the case of the first Dividend Period, the period beginning on the Date of Original Issue for such Series to, but excluding, February 15, 2025, and for each subsequent Dividend Period, the period beginning on and including a Dividend Payment Date to, but excluding, the next Dividend Payment Date or the Term Redemption Date, as the case may be.

“Term Redemption Date” means, the date specified as the Term Redemption Date in this Appendix C.

“Term Redemption Price” has the meaning set forth in Section 11 in this Appendix C.

Section 11.  Amendments to Terms of Preferred Shares Applicable to the Series.

The following provisions contained under the heading “Terms of the Perpetual Preferred Shares” in the PP Articles Supplementary are hereby amended as follows:

Section 2.5(b) of the PP Articles Supplementary entitled Conversion to Open End Investment Company Mandatory Redemption is hereby deleted and replaced with the following new Section 2.5(b):

(b) Term Redemption. The Corporation shall redeem all Series C Term Preferred Shares on the Term Redemption Date, at a price per share equal to the Liquidation Preference per share plus an amount equal to all unpaid dividends and distributions on such Series C Term Preferred Shares accumulated to (but excluding) the Term Redemption Date (whether or not earned or declared by the Corporation, but excluding interest thereon) (the “Term Redemption Price”).

A new Section 2.5(c)(iv) shall be inserted immediately following Section 2.5(c)(iii), as follows:

(iv) Notwithstanding anything herein to the contrary, prior to December 1, 2027, the Series C Term Preferred Shares are not subject to optional redemption by the Corporation unless the redemption is necessary, in the judgment of the Board of Directors, to maintain the Corporation’s status as a RIC under Subchapter M of the Internal Revenue Code of 1986.

Section 2.7 of the PP Articles Supplementary entitled Maturity shall not apply to the Series C Term Preferred Shares.

Section 2.8 of the PP Articles Supplementary entitled Rating Agency shall not apply to the Series C Term Preferred Shares.

Section 12.  Additional Terms and Provisions Applicable to the Series.

The following provisions shall be incorporated into and be deemed part of the PP Articles Supplementary:

No amendment, alteration or repeal of the obligation to pay the Term Redemption Price on the Term Redemption Date for the Series C Term Preferred Shares shall be effected without the prior unanimous vote or consent of the Holders of the Series C Term Preferred Shares.